Exhibit 99.2

October 22, 2012                          FOR IMMEDIATE RELEASE

EAGLE ASSET MANAGEMENT TO ACQUIRE
MINORITY INTEREST IN CLARIVEST ASSET MANAGEMENT

ST. PETERSBURG, Fla. - Eagle Asset Management, Inc. has announced a definitive agreement to purchase 45 percent of ClariVest Asset Management LLC, creating a strategic relationship and providing additional distribution opportunities for ClariVest products. The transaction is expected to be completed around the end of the calendar year.
San Diego-based ClariVest, launched in 2006, manages more than $3 billion in client assets and currently markets its investment services to corporate and public pension plans, foundations, endowments and Taft-Hartley clients worldwide. The principals of the firm have proven track records in quantitative-based investment strategies. Eagle is replacing the minority interests of several investors, leaving ClariVest management's ownership shares unchanged.
“This transaction expands the breadth of Eagle's investment management expertise while providing ClariVest with additional resources to continue growing and expanding its business,” said Richard Rossi, president of Eagle and co-chief operating officer.
“A shared focus on disciplined investment strategies executed by proven, experienced teams is a critical aspect of this investment,” added Cooper Abbott, co-chief operating officer and executive vice president of investments. “ClariVest clients can continue to rely on the same investment process they've grown to trust.”
ClariVest offers a diversified range of domestic, international, emerging markets and global products, combining stock selection with advanced risk control techniques to exploit market inefficiencies.
Stacey Nutt, Ph.D., President and Chief Investment Officer of ClariVest, commented on behalf of the investment team and firm, “We believe that this affiliation will best position our firm so as to ensure continued excellent client service, investment team focus, and firm continuity over what promises to be a bright future.  We are extremely excited about this relationship.”
Eagle Asset Management, Inc. has more than $20 billion in assets under management from institutional, mutual fund and high net worth clients. Eagle is a subsidiary of Raymond James Financial (NYSE:RJF).
About Eagle Asset Management, Inc.
Eagle Asset Management provides institutional and individual investors with a broad array of equity and fixed income products designed to meet long-term investing goals. The firm's clients currently entrust more than $20 billion* in investment strategies designed to deliver above-average, risk-adjusted returns via both separately managed account and mutual fund platforms.
*As of June 30, 2012 and includes Eagle Asset Management, Inc. and its wholly-owned subsidiaries.

For more information, please contact:
Liz Gunning
Eagle Asset Management, Inc.
727.567.3551
liz.gunning@eagleasset.com
www.eagleasset.com

880 Carillon Parkway | St. Petersburg, FL 33716 | 800.237.3101 | 727.573.2453 | eagleasset.com